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                                                                     EXHIBIT 4.2


                    AMENDED AND RESTATED CERTIFICATE OF TRUST
                                       OF
                               CNG CAPITAL TRUST I

          This Restated Certificate of Trust of CNG Capital Trust I (the "Trust"), is being duly executed and filed by Bank One Delaware, Inc., as trustee, and G. Scott Hetzer, as administrative trustee, to amend and restate the Certificate of Trust of the Trust, which was filed with the Secretary of State of the State of Delaware on December 21, 2000, under the Delaware Business Trust Act (12 Del. C. ' 3801, et seq.) (the "Act").

          The original Certificate of Trust is hereby amended and restated in its entirety, pursuant to Section 3810(c)(1) of the Act, to read as follows:

          1. Name. The name of the business trust formed hereby is Dominion CNG Capital Trust I.

          2. Delaware Trustee. The business address of the trustee of the Trust in the State of Delaware is Bank One Delaware, Inc., a Delaware corporation, 3 Christina Center, 201 North Walnut Street, Wilmington, Delaware 19801.

          3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

          IN WITNESS WHEREOF, the undersigned, has executed this Certificate of Trust in accordance with Section 3811(a)(2) of the Act.



                                    BANK ONE DELAWARE, INC., not in its
                                    individual capacity, but solely as trustee


                                    By:     /s/ Sandra L. Caruba
                                            ------------------------------
                                    Name:   Sandra L. Caruba
                                    Title:  Vice President



                                           /s/ G. Scott Hetzer
                                    --------------------------------------
                                    G. Scott Hetzer, Adminstrative Trustee